Exhibit 99.1

INVESTOR RELATIONS:	MEDIA RELATIONS:
Quicksilver Resources Inc.	Ward Creative Communications, Inc.
Diane Weaver	Deborah Buks or Shelley Eastland
(817) 665-4834	(713) 869-0707

FOR RELEASE BEFORE MARKET OPENS

October 26, 2004

Quicksilver Resources Inc. Announces

Proposed Offering of Convertible Debentures

FORT WORTH (October 26, 2004) – Quicksilver Resources Inc. (NYSE: KWK) announced today its intention to offer, subject to market and other conditions, approximately $130 million principal amount of Convertible Debentures due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Upon conversion, Quicksilver will have the right to deliver, in lieu of its common stock, cash or a combination of cash and shares of its common stock. Quicksilver expects to grant the initial purchasers options to purchase additional debentures.

Quicksilver intends to use the net proceeds of the offering for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Quicksilver Resources

Quicksilver Resources Inc. is involved in the acquisition, development, exploration, production, and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands. Quicksilver’s operations are located in Michigan, Indiana, Texas, the Rocky Mountains and the Canadian province of Alberta.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Quicksilver, including those relating to whether or not Quicksilver will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Quicksilver management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Quicksilver’s control and the risk factors and other cautionary statements discussed in Quicksilver’s filings with the U.S. Securities and Exchange Commission.

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